                                                               EXHIBIT 99 (a)(1)
--------------------------------------------------------------------------------


                                ----------------

              OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HELD BY
                       ELIGIBLE EMPLOYEES FOR NEW OPTIONS

                                ----------------





  This document constitutes part of a prospectus relating to the 1997 Trintech Group PLC Share Option Scheme covering securities that have been registered under the U.S. Securities Act of 1933, as amended.

  Participation in the 1997 Trintech Group PLC Share Option Scheme is personal to the employee and the rights obtained under the 1997 Share Option Scheme are non-transferable (except for transfer by will or the laws of intestacy). This offer is being made solely to eligible employees of Trintech Group PLC and, for the purposes of Irish law, is not intended to constitute an offer to the public.



                                November 13, 2001

                               TRINTECH GROUP PLC

Offer to Exchange All Outstanding Unexercised Options Held by Eligible Employees Granted under the 1997 Trintech Group PLC Share Option Scheme for New Options to
        be Granted under the 1997 Trintech Group PLC Share Option Scheme

  The offer and withdrawal rights expire at 12:00 midnight, New York City time, on December 12, 2001 unless the offer is extended.

         Trintech Group PLC ("Trintech," "we" or "us") is offering eligible employees the opportunity to exchange all outstanding, unexercised options to acquire ordinary shares, as represented by American Depositary Shares ("ADSs"), granted under the 1997 Trintech Group PLC Share Option Scheme (the "1997 option scheme") for new options that will be granted under the 1997 option scheme. An "eligible employee" refers to all employees of Trintech or one of our subsidiaries who are employees on the date this offer commences and the date on which the tendered options are cancelled, but only if they are residents of or employed in Ireland, the United Kingdom, the United States or Germany and are subject solely to the tax laws of such countries. In addition, all members of our Board of Directors, all members of our Advisory Board and all of our executive officers are not "eligible employees" and may not participate in the offer. We are making the offer upon the terms and conditions described in this offer to exchange, the related email to eligible employees, the election form, the notice to change election from accept to reject and the promise to grant new options (which together, as they may be amended from time to time, constitute the "offer").

         If you meet the eligibility requirements, and subject to the terms of this offer, you will receive a new option grant to acquire a number of shares equal to the number of shares subject to the unexercised shares under the old options you are tendering. You may only tender options for all or none of the unexercised shares covered by any particular option grant. Subject to the terms and conditions of this offer, we will grant the new options on the first business day which is six months and one day after the date we cancel the options accepted for exchange. The offer will expire at 12:00 midnight, New York City time, on December 12, 2001, unless we extend the offer. We currently expect to cancel all options that are properly tendered on December 14, 2001.

         If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the date the options accepted for exchange are cancelled. Since we currently expect to cancel all tendered options on December 14, 2001, this means that if you participate in the offer, you will be required to tender all options granted to you since June 13, 2001.

         The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe under "The Offer - Conditions of the offer."

         If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of the offer, we will grant you new options under the 1997 option scheme. The exercise price per equivalent ADS of the new options will be equal to 100% of the fair market value of our ADSs on the date of grant, as determined by the closing price of our ADSs reported by the Nasdaq National Market on the last trading day before the date of grant.

         Your new option will not retain the vesting schedule of the old option it replaces. Rather, the vesting schedule for each new option will depend on the grant date of the original option that the new option replaces. If the option you tendered for exchange was granted in or prior to calendar year 1999, your new option will vest 1/2 on the date of grant and 1/16th of the total shares subject to the option will vest each quarter thereafter. If the option you tendered for exchange was granted in calendar year 2000, your new option will vest 1/4 on the date of grant and 9.38% of the total shares subject to the option will vest each quarter thereafter. If the option you tendered for exchange was granted in calendar year 2001, your new option will vest 1/3 on the first anniversary of the date of grant and 1/12th of the total shares subject to the option will vest each quarter thereafter.

         Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

         The ordinary shares underlying your options are currently publicly traded in the United States and in Germany in the form of ADSs. Each ADS represents one-half (1/2) of one ordinary share, after taking into account a two-for-one ADS stock split effected on March 21, 2000. Our ADSs are listed and principally traded on the Nasdaq National Market under the symbol "TTPA", where the prices are expressed in U.S. dollars, and on the Neuer Markt segment of the Frankfurt Stock Exchange in Germany under the symbol "TTP", where the prices are expressed in euro. The ADSs are represented by American Depositary Receipts, or ADRs, which are issued by the Bank of New York, as Depositary.

         On November 12, 2001, the last reported sale price during regular trading hours for our ADSs as reported by the Nasdaq National Market and the Neuer Markt was $1.80 per ADS and (euro) 2.02 per ADS, respectively.

         We recommend that you evaluate current market quotes for our ADSs before deciding whether or not to tender your options.

         Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state, Irish or foreign securities commission has passed upon the accuracy or adequacy of the information contained in this offer to exchange. Any representation to the contrary is a criminal offense.

         You should direct questions about the offer or requests for assistance or for additional copies of this offer to exchange, the related email to eligible employees, the election form, the notice to change election from accept to reject and the promise to grant new options to either Trintech, Inc.,
Attention: Eugene Tighe, 2755 Campus Drive, Suite 220, San Mateo, California 94403 (telephone: (650) 227-7000 and email: eugene.tighe@trintech.com), or Trintech Group PLC, Attention: Valerie

Ivers, Trintech Building, South County Business Park, Leopardstown, Dublin 18, Ireland (telephone: 353-1-207-4202 and email: valerie.ivers@trintech.com).

                                    IMPORTANT

         If you wish to tender your options for exchange, you must complete and sign the election form in accordance with its instructions, and fax or deliver it and any other required documents to either Trintech, Inc., Attention: Eugene Tighe, 2755 Campus Drive, Suite 220, San Mateo, California 94403 (fax # (650) 227-7100), or Trintech Group PLC, Attention: Valerie Ivers, Trintech Building, South County Business Park, Leopardstown, Dublin 18, Ireland (fax # 353-1-207-4300).

         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will we accept any tender of options from or on behalf of, option holders residing in such jurisdictions.

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in this offer document and in the related email to eligible employees, the election form, the notice to change election from accept to reject and the promise to grant new options. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                TABLE OF CONTENTS

                                                                                                                   Page

SUMMARY TERM SHEET ..............................................................................................     1
CERTAIN RISKS OF PARTICIPATING IN THE OFFER .....................................................................    12
INTRODUCTION ....................................................................................................    16
PURPOSE OF THE OFFER ............................................................................................    18
THE OFFER .......................................................................................................    20
Eligibility. ....................................................................................................    20
Basic Terms. ....................................................................................................    20
Extension of offer; termination; amendment. .....................................................................    22
Procedures for tendering options. ...............................................................................    23
Withdrawal Rights and Change of Election. .......................................................................    24
Acceptance of options for exchange and issuance of new options. .................................................    25
Conditions of the offer. ........................................................................................    26
Effect of a Change of Control Prior to the Granting of New Options. .............................................    27
Terms of new options. ...........................................................................................    28
Status of options acquired by us in the offer; accounting consequences of the offer. ............................    34
LEGAL MATTERS; REGULATORY APPROVALS .............................................................................    34
TAXATION ........................................................................................................    35
Material U.S. Federal Income Tax Consequences. ..................................................................    35
Material Tax Consequences for Non-U.S.-Based Employees. .........................................................    37
INFORMATION CONCERNING TRINTECH .................................................................................    38
Our Company. ....................................................................................................    39
Financial Information. ..........................................................................................    39
Price range of shares underlying the options.                                                                        42
Interests of directors and officers; transactions and arrangements concerning the options. ......................    43
ADDITIONAL INFORMATION ..........................................................................................    44
MISCELLANEOUS ...................................................................................................    45

                               SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this offer to exchange, the related email to eligible employees, the election form, the notice to change election from accept to reject and the promise to grant new options because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the related email to eligible employees, the election form, the notice to change election from accept to reject and the promise to grant new options. We have included page references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

Q:       What securities are you offering to exchange?

A: We are offering to exchange all outstanding, unexercised options to acquire ordinary shares, as represented by American Depositary Shares ("ADSs"), granted to eligible employees under the 1997 Trintech Group PLC Share Option Scheme (the "1997 option scheme") for new options granted under the 1997 option scheme. (Page 16)

Q.       Who qualifies as an eligible employee?

A. An "eligible employee" refers to all employees of Trintech Group PLC or one of our subsidiaries who: (i) are employees on the date this offer commences and the date on which the tendered options are cancelled;
         (ii) are residents of or employed in Ireland, the United Kingdom, the United States or Germany; and (iii) are subject solely to the tax laws of such countries. Members of our Board of Directors, members of our Advisory Board and all of our executive officers, however, are not
                                                                        ---
         "eligible employees" and may not participate in the offer. (Page 20)
                                      ---

Q. Are employees resident or employed outside of the United States eligible to participate?

A. Only certain employees resident or employed outside of the United States are eligible to participate. Employees who are otherwise "eligible employees" and (i) are either residents of or employed in Ireland, Germany or the United Kingdom, and (ii) are subject solely to the tax laws in such countries or the United States are eligible to participate. Please be sure to read the section entitled "Taxation - Material Tax Consequences for Non-U.S.-Based Employees." (Page 20)

Q.       Why are we making the offer?

A. We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with Trintech. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices per equivalent ADS that are significantly higher than the current market price of our ADSs. Since the new options will have an exercise price based on the market value of our ADSs on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. (Page 18)

Q.       What are the conditions to the offer?

A. The offer is subject to a number of conditions, including the conditions described under "The Offer - Conditions to the Offer." The offer, however, is not conditioned on a minimum number of options being tendered. Participation in the offer, of course, is completely voluntary. (Page 26)

Q. Are there any eligibility requirements that I must satisfy after the expiration date of the offer to receive the new options?

A. To receive a grant of new options through the offer and under the terms of the 1997 option scheme you must be employed by Trintech or one of our subsidiaries as of the date the new options are granted.

         As discussed below, subject to the terms of this offer, we will not grant the new options until the first business day which is six months and one day after we cancel your options accepted for exchange. If, for any reason, you do not remain an employee of Trintech or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. (Page 20)

Q. How many new options will I receive in exchange for my tendered options?

A. If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of shares subject to the unexercised options that you tender. New options will be granted under the 1997 option scheme, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us. All employees of Trintech resident or employed in the United Kingdom are required to enter into a joint election, in a form approved by the U.K. Inland Revenue, whereby you agree to accept the transfer of the whole of the National Insurance Liability related to the new options. Subject to any comments we receive from the U.K. Inland Revenue, we anticipate that the joint election you will be required to sign will be in substantially the form provided to you in connection with this offer. You must execute the new option agreement , and the joint election, if applicable to you, before receiving the new options. (Page
         20)

Q.       When will I receive my new options?

A. We will not grant the new options until the first business day that is six months and one day after the cancellation date of the old options. Our Board of Directors has selected this date as the actual grant date for the new options. If we cancel tendered options on December 14, 2001, which is the scheduled date for the cancellation of the options, the new options will not be granted until June 17, 2002. (Page 25)

Q.       Why wait 6 months and 1 day to grant the new options?

A. If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for U.S. financial reporting purposes to treat the new options as variable awards. This means that we would be required to record any net increase in the company's share price compared to the fair market value of the shares at the date of grant as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. This compensation expense could impact our financial results and therefore our stock price. By deferring the grant of the new options for six months and one day, we believe we will not have to treat the new options as variable awards. (Page 34)

Q. If I tender options in the offer, will I be eligible to receive other option grants before I receive my new options?

A. No. If we accept options you tender in the offer, you will not be granted any other options such as annual, bonus or promotional options, until the grant date of your new options at the earliest. We will defer the grant to you of any of these other options for which you may otherwise be eligible to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. After the grant date of your new options, you will once again be eligible to receive other option grants. You will not, however, receive any options if you are no longer an employee of Trintech or one of our subsidiaries on the date of the new option grant. (Page 25)

Q.       Will I be required to give up all my rights to the cancelled options?

A. Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered options on December 14, 2001. You have the right to change your election regarding particular tendered options at any time before the expiration of the offer. The offer is scheduled to expire at 12:00 midnight, New York City time, on December 12, 2001 unless we extend it. Thus, if for any reason, you do not remain an employee of Trintech or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. (Page 20)

Q.       What will the exercise price of the new options be?

A. The exercise price per equivalent ADS of the new options will be equal to 100% of the fair market value of our ADSs on the date of grant, as determined by the closing price of our ADSs reported by the Nasdaq National Market on the last trading day before the date of grant. Accordingly, we cannot predict the exercise price of the new options. The new options may have a higher exercise price than some or all of your existing options. We recommend that you evaluate current market quotes for our ADSs on the Nasdaq National Market and the Neuer Markt before deciding whether or not to tender your options. (Page 29)

Q.       When will the new options vest?

A. Your new option will not retain the vesting schedule of the old option it replaces. Rather, the vesting schedule for each new option will depend on the grant date of the original option that the new option replaces. If the option you tendered for exchange was granted in or prior to calendar year 1999, your new option will vest1/2on the date of grant and 1/16th of the total shares subject to the option will vest each quarter thereafter. If the option you tendered for exchange was granted in calendar year 2000, your new option will vest1/4on the date of grant and 9.38% of the total shares subject to the option will vest each quarter thereafter. If the option you tendered for exchange was granted in calendar year 2001, your new option will vest 1/3 on the first anniversary of the date of grant and 1/12th of the total shares subject to the option will vest each quarter thereafter. For example:

         Example 1.
         ----------

         If Your Old Option Was Granted in or prior to 1999:
         ---------------------------------------------------

         Assume you tender an old option to acquire 1,200 equivalent ADSs that was granted on December 22, 1999 and is scheduled to vest 1/12th of the total shares each quarter commencing on the first quarter following the first anniversary of the date of grant:

         Old option (cancelled):
         -----------------------

                  Total number of equivalent ADSs: 1,200

                  Grant date: December 22, 1999

                  Old vesting schedule: 1/12th of the total shares vests each quarter beginning March 22, 2001

                  Total number of shares that would have vested on the expected grant date (June 17, 2002): 500 equivalent ADSs (5/12th of shares subject to the option)

                  Scheduled full vesting date of old option: December 22, 2003

         Your new option will vest as follows, assuming it is granted on June 17, 2002:

         New Option:
         -----------

                  Total number of equivalent ADSs: 1,200

                  Grant date: June 17, 2002

                  New vesting schedule:1/2 vest at June 17, 2002, and 1/16th of the total shares vest on each subsequent quarter thereafter

                  Total number of shares vested on the expected date of grant:
                  600 equivalent ADSs

                  Scheduled full vesting date of new option: June 17, 2004

         Example 2.
         ----------

         If Your Old Option Was Granted in 2000:
         ---------------------------------------

         Assume you tender an old option to acquire 3,600 equivalent ADSs that was granted on March 1, 2000 and is scheduled to vest 1/12th of the total shares each quarter commencing on the first quarter following the first anniversary of the date of grant:

         Old option (cancelled):
         -----------------------

                  Total number of equivalent ADSs: 3,600

                  Grant date: March 1, 2000

                  Old vesting schedule: 1/12th of the total shares vest each quarter beginning June 1, 2001

                  Total number of shares vested on the expected date of grant (June 17, 2002): 1,500 equivalent ADSs (5/12th of the shares subject to the option)

                  Scheduled full vesting date of old option: March 1, 2004

                  The new option would vest as follows, assuming it is granted on June 17, 2002:

         New Option:
         -----------

                  Total number of equivalent ADSs: 3,600

                  Grant date: June 17, 2002

                  New vesting schedule:1/4vest at June 17, 2002. and 9.38% of the total shares vest each quarter thereafter.

                  Total number of shares vested on the expected date of grant:
                  900 equivalent ADSs

                  Scheduled full vesting date of new option: June 17, 2004

Example 3.
----------

         If Your Old Option Was Granted in 2001:
         ---------------------------------------

         Assume you tender an old option to acquire 4,200 equivalent ADSs that was granted on February 1, 2001 and is scheduled to vest 1/12th of the total shares each quarter commencing on the first quarter following the first anniversary of the date of grant:

         Old option (cancelled):
         -----------------------

                  Total number of equivalent ADSs: 4,200

                  Grant date: February 1, 2001

                  Old vesting schedule: 1/12th of the total shares vest each quarter beginning May 1, 2002

                  Total number of shares vested on the expected date of grant (June 17, 2002): 350 equivalent ADSs (1/12th of shares subject to the option)

                  Scheduled full vesting date of old option: May 1, 2005

         The new option would vest as follows, assuming it is granted on June 17, 2002:

         New Option:
         -----------

                  Total number of equivalent ADSs: 4,200

                  Grant date:  June 17, 2002

                  New vesting schedule: 1/3 vest at June 17, 2003, and 1/12th of the total shares subject to the options vest each quarter thereafter.

                  Total number of shares vested on the expected date of grant:
                  None.

                  Scheduled full vesting date of new option: June 17, 2005 (Page 29)

Q.       What if we enter into a merger or other similar transaction?

A. It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. The promise to grant new stock options which we will give you is a binding commitment, and any successor to our company will be legally obligated by that commitment.

         You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. (Page 27)

Q.       What are the circumstances where I would not be granted new options?

A. Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in U.S. Securities and Exchange Commission rules, regulations or policies, Nasdaq National Market listing requirements, the Neuer Markt rules, regulations or policies or Irish, U.S. or other foreign laws applicable to Trintech, our subsidiaries or any of our respective eligible employees. We will use reasonable efforts to avoid the prohibition, but if it is applicable, you will not be granted a new option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. (Page 34)

         Also, (i) if you are no longer an employee of Trintech or one of our subsidiaries on the date we grant new options, or (ii) if you are a Trintech employee resident or employed in the United Kingdom and you have not submitted a joint election (once approved by the U.K. Inland Revenue) signed by you, you will not receive any new options. (Page 20)


Q. If I choose to tender an option which is eligible for exchange, do I have to tender all the shares in that option?

         Yes. We are not accepting partial tenders of options. You may, however, tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the shares subject to each option or none of those shares. Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six-month period prior to the cancellation of any options that you tender. Since we currently expect to cancel all tendered options on December 14, 2001, this means that if you participate in the offer, you will be required to tender all options granted to you since June 13, 2001.

         For example, assuming that we cancel the options tendered for exchange on December 14, 2001, and you hold

                  (i) an option to purchase 2,000 equivalent ADSs granted on October 1, 1999, 1,400 equivalent ADSs of which you have already exercised,

                  (ii) an option to purchase 2,000 equivalent ADSs granted on February 1, 2000,

                  (iii) an option to purchase 4,000 equivalent ADSs granted on December 31, 2000, and

                  (iv) an option to purchase 6,000 equivalent ADSs granted on August 1, 2001.

         Using this example, you may tender:

         o        none of your options,

         o your first option grant covering all 600 remaining unexercised equivalent ADSs and your fourth option grant covering all
                                  ---
                  6,000 equivalent ADSs,

         o your second option grant covering all 2,000 equivalent ADSs and your fourth option grant covering all 6,000 equivalent
                  ---
                  ADSs,

         o        your third option grant covering all 4,000 equivalent ADSs and
                                                                             ---
                  your fourth option grant covering all 6,000 equivalent ADSs,

         o all remaining unexercised equivalent ADSs with respect to two of your first three option grants and your fourth option grant
                                                    ---
                  covering all 6,000 equivalent ADSs,

         o all remaining unexercised equivalent ADSs under all four of your option grants, or

         o        your fourth option grant covering all 6,000 equivalent ADSs.

         In this example, the above describes your only choices. For example, you may not tender options with respect to only 300 equivalent ADSs (or any other partial amount) under the first option grant or less than all of the shares under the second, third or fourth option grants.

         If, however, no options were granted to you during the six-month period prior to the date we cancel the options tendered for exchange so that, using the above example, you were not granted the fourth option on August 1, 2001, then you may tender:

         o        none of your options,

         o your first option grant covering all remaining unexercised 600 equivalent ADSs,

         o        your second option grant covering all 2,000 equivalent ADSs,

         o        your third option grant covering all 4,000 equivalent ADSs,

         o all remaining unexercised equivalent ADSs with respect to two of your three option grants, or

         o all remaining unexercised equivalent ADSs under all three of your option grants.

         (Page 20)

Q. What happens to options that I choose not to tender or that are not accepted for exchange?

A. Options that you choose not to tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms. In addition, if you decide not to participate in the offer, you will continue to be eligible to receive other option grants.

         If you are a U.S. tax resident or otherwise subject to U.S. tax regulations, you should note that there is a risk that, even if you do not participate in this offer, any incentive stock options you hold may be affected. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer. We also believe that the offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the offer.

         However, the IRS may characterize the offer as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which an option exchange program was characterized as a "modification" of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange your eligible options will be viewed in the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know whether the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be tendered for exchange. If the IRS successfully asserted this position, the options' holding period to qualify for favorable tax treatment could be extended. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option. (Page 35)

Q. If my existing options are incentive stock options, will my new options be incentive stock options?

A. Not necessarily. If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of grant. One requirement for options to qualify as incentive stock options under the current U.S. tax laws is that the value of the shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed U.S. $100,000, as determined using the option exercise price. The excess value is deemed to be non-statutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws. (Page 35)

Q.       Will I have to pay taxes if I exchange my options in the offer?

A. If you are a U.S. tax resident or otherwise subject to U.S. tax regulations and you exchange your existing options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of tendering options through the offer. If you are an eligible employee based outside the United States, we recommend that you consult with your own tax advisor to determine the tax and social security contribution consequences of the offer under the laws of the country in which you live and work. (Page 35)

Q. When does the offer expire? Can the offer be extended, and if so, how will I be notified if it is extended?

A. The offer expires on December 12, 2001, at 12:00 midnight, New York City time, unless we extend it. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration of the offer period. (Page 22)

Q.       How do I tender my options?

A. If you decide to tender your options, you must deliver, before 12:00 midnight, New York City time, on December 12, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed election form (or a faxed copy of it) and any other documents required by the election form to either:

         o Trintech, Inc., Attention: Eugene Tighe, 2755 Campus Drive, Suite 220, San Mateo, California 94403 (fax # (650) 227-7100),
                  or

         o Trintech Group PLC, Attention: Valerie Ivers, Trintech Building, South County Business Park, Leopardstown, Dublin 18, Ireland (fax # 353-1-207-4300).

         This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options on December 14, 2001, which is two days after the expected expiration of the offer. (Page 23)

Q. During what period of time may I withdraw my election to tender my options?

A. You may withdraw your election to tender your options at any time before the offer expires at 12:00 midnight, New York City time, on December 12, 2001. If we extend the offer beyond that time, you may withdraw your election to tender your options at any time until the extended expiration of the offer. In addition, although we currently intend to accept validly tendered options two days after the expiration of this offer, if we have not previously accepted your tendered options, you may withdraw your tendered options at any time after January 11, 2002 To withdraw tendered options, you must deliver a signed notice to change election from accept to reject (or a faxed copy of it), with the required information while you still have the right to withdraw the tendered options to either:

         o Trintech, Inc., Attention: Eugene Tighe, 2755 Campus Drive, Suite 220, San Mateo, California 94403 (fax # (650) 227-7100),
                  or

         o Trintech Group PLC, Attention: Valerie Ivers, Trintech Building, South County Business Park, Leopardstown, Dublin 18, Ireland (fax # 353-1207-4300).

         Once you have withdrawn your previously tendered options, you may re-tender options only by again following the delivery procedures described above prior to the expiration of the offer. (Page 24)

Q.       Can I change my election regarding particular tendered options?

A. Yes, you may change your election regarding particular tendered options at any time before the offer expires at 12:00 midnight, New York City time, on December 12, 2001. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver a new election form (or faxed copy of it), which includes the information regarding your new election, and is clearly dated after your original election form to either:

         o Trintech, Inc., Attention: Eugene Tighe, 2755 Campus Drive, Suite 220, San Mateo, California 94403 (fax # (650) 227-7100),
                  or

         o Trintech Group PLC, Attention: Valerie Ivers, Trintech Building, South County Business Park, Leopardstown, Dublin 18, Ireland (fax # 353-1207-4300). (Page 24)

Q.       Do we and our Board of Directors recommend that I take the offer?

A. Although our Board of Directors has approved the offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. We strongly urge you to read this offer to exchange, the related email to eligible employees, the election form, the notice to change election from accept to reject and the promise to grant new options before making your decision. For a summary of the risks relating to the offer, please see "Certain Risks of Participating in the Offer". For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Page 19)

Q.       Who can I talk to if I have questions about the offer?

A.       For additional information or assistance, you should contact either:

Eugene Tighe
Trintech, Inc.
2755 Campus Drive, Suite 220
San Mateo, California 94403
(telephone: (650) 227-7000 or email: eugene.tighe@trintech.com),

or

Valerie Ivers
Trintech Group PLC
Trintech Building
South County Business Park
Leopardstown, Dublin 18, Ireland
(telephone: 353-1-207-4202 or email: valerie.ivers@trintech.com).

                                  CERTAIN RISKS
                          OF PARTICIPATING IN THE OFFER

         Participation in the offer involves a number of potential risks, including those described below. This list and the risk factors, beginning on page 7 in Trintech's Annual Report on Form 20-F filed on May 17, 2001 and on page 26 in Trintech's Quarterly Report on Form 6-K for the quarter ended July 31, 2001 filed on September 14, 2001, highlight the material risks of participating in this offer and investing in our company. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the rest of this offer to exchange, along with the related email to eligible employees, the election form, the notice to change election from accept to reject and the promise to grant new options for a fuller discussion of the risks which may apply to you, before deciding to participate in this exchange offer.

Economic Risks

Participation in the offer will make you ineligible to receive new options until June 17, 2002 at the earliest.

         Employees are generally eligible to receive option grants at any time that our Board of Directors or Compensation Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any new options until June 17, 2002 at the earliest.

If, after your options are cancelled, the share price increases, your cancelled options might have been worth more than the new options that you receive in exchange for them.

         We cannot predict the exercise price of the new options. Because we will not grant new options until the first business day that is six months and one day after the date we cancel your tendered options, the new options may have a higher exercise price than some or all of your existing options. For example, if you cancel options with an exercise price of $20 per equivalent ADS, and Trintech's share price appreciates to $35 per ADS when the new option grants are made, your new option will have a higher exercise price than the cancelled option.

If your employment terminates prior to the grant of the new option, you will receive neither a new option nor the return of your cancelled option.

         Once your option is cancelled, it is forfeited for good. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will have the benefit of neither the cancelled option nor the new option.

If we are prohibited by applicable law or regulations from granting new options, you will receive neither a new option nor the return of your cancelled option.

         We will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in Irish laws, foreign laws, U.S. Securities and Exchange Commission rules, regulations or policies, Nasdaq National Market listing requirements, Neuer Markt rules, regulations or policies or Irish, U.S. or other foreign laws applicable to Trintech, our subsidiaries or any of our respective employees. We are unaware of such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited as of the date of grant we will not grant you any new options and you will not get any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

If, after your options are cancelled but prior to granting you the new options, we enter into a merger or other similar transaction, the price of our shares could increase and you may be deprived of the benefit of such increase or your right to receive options to acquire our shares could become a right to receive options to receive shares of the acquiring company.

         It is possible that, after we cancel your existing options but prior to granting you the new options, we might effect or enter into an agreement such as a merger or other similar transaction. You should be aware that these types of transactions could have a substantial effect on our share price, including potentially a substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, if we have cancelled your existing options you might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to you. In addition, in the event of an acquisition of our company for stock, you might receive options to purchase shares of a different issuer.


Tax-Related Risks for employees subject to U.S. tax laws.

Your new option may be a nonstatutory stock option, whereas your cancelled option may have been an incentive stock option.

         If your cancelled option was an incentive stock option, your new option will be an incentive stock option, but only to the extent that it qualifies under the Internal Revenue Code of 1986, as amended. One requirement for options to qualify as incentive stock options is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed U.S.$100,000, as determined using the option exercise price. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the offer to exchange, and see the tax disclosure set forth in the prospectus for the 1997 option scheme.

Even if you elect not to participate in this offer, your incentive stock options may be affected.

         We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer. We also believe that the offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the offer.

         However, the IRS may characterize the offer as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which an option exchange program was characterized as a "modification" of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to exchange your eligible options will be viewed in the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know whether the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be tendered for exchange. If the IRS successfully asserted this position, the options' holding period to qualify for favorable tax treatment could be extended. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option.


Tax-Related Risks for Non-U.S. Residents

Employees who are subject to the tax laws of Ireland.

         For eligible non-U.S. employees subject to the tax laws of Ireland, liability to tax is determined by the residence position of the individual at the time the option is granted, even where tax only becomes payable on the exercise of the option. If you were non-resident for Irish tax purposes at the date of grant of the original option but are Irish resident at the date of grant of the new option, a liability to tax will crystallize when you exercise your option. Subject to the above, the grant of new options should not give rise to any additional liability. We recommend that you read carefully the information under the caption "Material tax consequences for Non-U.S.-based employees - Employees who are tax resident in Ireland" and you consult you own tax advisor with respect to the tax implications of the offer.

Employees who are subject to the tax laws of the United Kingdom.

         For eligible non-U.S. employees subject to the tax laws of the United Kingdom, the tax implication for the new option may be significantly different from the existing options. As such we recommend you read carefully the information under the caption "Material tax consequences for Non-U.S.-based employees - Employees who are tax resident in the United Kingdom" and you seek the advice of your personal tax advisor regarding the tax implications of this offer. In particular, you should be aware that your new options will be granted through an unapproved share scheme. Such options will therefore be subject to the execution of a joint election between you and Trintech that provides for the transfer of secondary (employer's) Class 1 National Insurance Contribution liability in connection with the exercise, assignment or release of the new option by you.

         By accepting the new option you will be consenting to and agreeing to satisfy any liability that arises with respect to secondary (employer's) Class 1 National Insurance Contribution payments in connection with the exercise, assignment or release of the new option. In addition, if you accept the new option, a term of the joint election will be that you will be authorizing Trintech to withhold any such secondary (employer's) Class 1 National Insurance Contribution (NICs) from the payroll at any time or the sale of a sufficient number of shares upon exercise, assignment, release or cancellation of the new options. The effect of this is that you will be obligated to pay 11.9% (under current rates) of the gain on your option exercise as secondary (employer's) NICs, without any limit. This amount is at least partially deductible against your income tax.

Employees who are subject to the tax laws of Germany.

         For eligible non-U.S. employees subject to the tax laws of Germany, we do not believe that the cancellation of existing options and the grant of new options should give rise to any additional tax liability. However, we recommend that you that you read carefully the information under the caption "Material tax consequences for Non-U.S.-based employees - Employees who are tax resident in Germany", and you consult with your tax advisor regarding the tax implications of the offer.

Business-Related Risks

         For a description of risks related to Trintech's business, please see the information under "Miscellaneous" in this offer to exchange.

                                  INTRODUCTION

         Trintech Group PLC ("Trintech," "we" or "us") is offering eligible employees the opportunity to exchange all outstanding, unexercised options to acquire ordinary shares, as represented by American Depositary Shares ("ADSs"), granted under the 1997 Trintech Group PLC Share Option Scheme (the "1997 option scheme") for new options that will be granted under the 1997 option scheme. An "eligible employee" refers to all employees of Trintech or one of our subsidiaries who are employees on the date this offer commences and the date on which the tendered options are cancelled, but only if they are residents of or employed in Ireland, the United Kingdom, the United States or Germany and are subject solely to the tax laws of such countries. In addition, all members of our Board of Directors, all members of our Advisory Board and all of our executive officers are not "eligible employees" and may not participate in the offer. We are making the offer upon the terms and conditions described in this offer to exchange, the related email to eligible employees, the election form, the notice to change election from accept to reject and the promise to grant new options (which together, as they may be amended from time to time, constitute the "offer").

         If you meet the eligibility requirements, and subject to the terms of this offer, you will receive a new option grant to purchase a number of shares equal to the number of shares subject to the unexercised shares under the old options you are tendering. You may only tender options for all or none of the unexercised shares subject to a particular option grant. Partial tenders consisting of some, but not all, of the unexercised shares subject to an option grant will not be accepted. Subject to the terms and conditions of this offer, we will grant the new options on the first business day which is six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options will be June 17, 2002, unless the offer is extended, in which case the grant date of the new options will be six months and one day after the cancellation of the options accepted for exchange.

         The offer is currently scheduled to expire at 12:00 midnight, New York City time on December 12, 2001, and we currently expect to cancel options on December 14, 2001. If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six-month period prior to the date the options tendered for exchange are cancelled. Since we currently expect to cancel all tendered options on December 14, 2001, this means that if you participate in the offer, you will be required to tender all options granted to you since June 13, 2001.

         The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe under "The Offer - Conditions of the offer."

         If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of the offer, we will grant you new options under the 1997 option scheme. In order to receive a new option pursuant to the offer, you must continue to be an employee as of the date on which the new options are granted, which will be the first business day that is six months and one day after the options tendered for exchange are cancelled.

         The exercise price per equivalent ADS of the new options will be equal to 100% of the fair market value of our ADSs on the date of grant, as determined by the closing price of our ADSs reported by the Nasdaq National Market on the last trading day before the date of grant.

         Your new option will not retain the vesting schedule of the old option it replaces. Rather, the vesting schedule for each new option will depend on the grant date of the original option that the new option replaces. If the option you tendered for exchange was granted in or prior to calendar year 1999, your new option will vest 1/2 on the date of grant and 1/16th of the total shares subject to the option will vest each quarter thereafter. If the option you tendered for exchange was granted in calendar year 2000, your new option will vest 1/4 on the date of grant and 9.38% of the total shares subject to the option will vest each quarter thereafter. If the option you tendered for exchange was granted in calendar year 2001, your new option will vest 1/3 on the first anniversary of the date of grant and 1/12th of the total shares subject to the option will vest each quarter thereafter.

         The ordinary shares underlying your options are currently traded in the Untied States and Germany in the form of ADSs. Each ADS represents one-half (1/2) of one ordinary share, after taking into account a two-for-one ADS stock split effected on March 21, 2000. As of November 9, 2001, options to acquire 4,150,612 ordinary shares (8,301,224 equivalent ADSs) were issued and outstanding under the 1997 option scheme, of which options to purchase approximately 2,570,833 ordinary shares (5,141,666 equivalent ADSs), constituting approximately 62% of the total options issued and outstanding under the 1997 option scheme, were held by eligible employees.

                              PURPOSE OF THE OFFER

         We issued the options outstanding under our 1997 option scheme to:

                  o attract and retain personnel with exceptional qualifications for positions of substantial responsibility,

                  o encourage our employees to focus on critical long-range objectives, and

                  o        align employee and stockholder interests.

         The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Trintech. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices per equivalent ADSs that are significantly higher than the current market price of our ADSs. Since the new options will have an exercise price based on the market value of our ADSs on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize stockholder value. However, because we will not grant new options until six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

         From time to time we engage in strategic transactions with business partners, customers and other third parties. For example, we recently engaged an investment bank to assist us in evaluating potential joint ventures, acquisitions, mergers, sales of our business or other business transactions. If we engage in any such transactions in the future with these or other companies, such transactions could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be at a price at or near the cash price being paid for our shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

         As is outlined under the caption "The Offer - Terms of the new options", the exercise price per equivalent ADS of any new options granted to you in return for your tendered options will be equal to 100% of the fair market value of our ADSs on the date of grant, as determined by the closing price of our ADSs reported by the Nasdaq National Market on the last trading day before the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or other reasons.

         Subject to the above, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

         o an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving our company or any of our subsidiaries,

         o any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries,

         o any material change in our present dividend rate or policy, or our indebtedness or capitalization,

         o except as described below, any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment,

         o any other material change in our corporate structure or business,

         o our ADSs being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association,

         o our ADSs becoming eligible for termination of registration pursuant to Section 12(g)(4) of the U.S. Securities Exchange Act,

         o        the suspension of our obligation to file reports pursuant to
                  Section 15(d) of the U.S. Securities Exchange Act,

         o the acquisition by any person of an additional amount of our securities or the disposition by any person of an amount of any of our securities, or

         o any change in our charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

         We recently adopted a management executive structure to be chaired by Edmund Jensen who currently serves on our Board of Directors. The management executive structure is a sub-committee of the Board of Directors and has been formed to manage our corporate growth and strategic direction. Other Board members that have been appointed to the new committee are Cyril McGuire, Executive Chairman, John McGuire, Chief Executive Officer and Paul Byrne, Chief Financial Officer. Additionally, Kevin Shea will assume responsibilities of Chief Strategy Officer having served as Chief Operating Officer since January 2000.

         Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

                                    THE OFFER

Eligibility.

         You are an "eligible employee" if: (i) you are an employee of Trintech or one of our subsidiaries on the date this offer commences and the date on which the tendered options are cancelled; (ii) you are resident of or employed in Ireland, the United Kingdom, the United States or Germany; (iii) you are subject solely to the tax laws of such countries; and (iv) you hold outstanding, unexercised options granted under the 1997 option scheme. Members of our Board of Directors, members of our Advisory Board and all executive officers are not eligible employees and may not participate in the offer. A list of all of our executive officers, members of our Advisory Board and the members of our Board of Directors is included under the caption "Information Concerning Trintech--Interests of directors and officers; transactions and arrangements concerning the options" to this offer to exchange.

         In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be the first business day that is six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an employee of Trintech or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. This means that if you resign, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you tendered and, because we will have cancelled these options, we will not be able to return your existing options to you.

         Also, if you are an employee of Trintech or one of our subsidiaries resident or employed in the United Kingdom and you have not submitted a joint election form (once approved by the U.K. Inland Revenue) signed by you, you will not receive any new options.

Basic Terms.

         Subject to the terms and conditions of the offer, we will grant new options under the 1997 option scheme in return for all outstanding, unexercised options granted under the 1997 option scheme that are held by eligible employees and have been properly tendered and not validly withdrawn before the expiration date.

         We are not accepting partial tenders of options. You may, however, tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to each option or none of those shares. Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six-month period prior to the cancellation of any options that you tender. Since we currently expect to cancel all tendered options on December 14, 2001, this means that if you participate in the offer, you will be required to tender all options granted to you since June 13, 2001.

         For example, assuming that we cancel the options tendered for exchange on December 14, 2001, and you hold

         (i) an option to purchase 2,000 equivalent ADSs granted on October 1, 1999, 1,400 equivalent ADSs of which you have already exercised,

         (ii) an option to purchase 2,000 equivalent ADSs granted on February 1, 2000,

         (iii) an option to purchase 4,000 equivalent ADSs granted on December 31, 2000, and

         (iv) an option to purchase 6,000 equivalent ADSs granted on August 1, 2001.

Using this example, you may tender:

         o        none of your options,

         o your first option grant covering all 600 remaining unexercised equivalent ADSs and your fourth option grant covering all 6,000 equivalent ADSs,

         o your second option grant covering all 2,000 equivalent ADSs and your fourth option grant covering all 6,000 equivalent ADSs,

         o your third option grant covering all 4,000 equivalent ADSs and your fourth option grant covering all 6,000 equivalent ADSs,

         o all remaining unexercised equivalent ADSs with respect to two of your first three option grants and your fourth option grant covering all 6,000 equivalent ADSs,

         o all remaining unexercised equivalent ADSs under all four of your option grants, or

         o        your fourth option grant covering all 6,000 equivalent ADSs.

         In this example, the above describes your only choices. For example, you may not tender options with respect to only 300 equivalent ADSs (or any other partial amount) under the first option grant or less than all of the shares under the second, third or fourth option grants.

         If, however, no options were granted to you during the six-month period prior to the date we cancel the options tendered for exchange so that, using the above example, you were not granted the fourth option on August 1, 2001, then you may tender:

         o        none of your options,

         o your first option grant covering all remaining unexercised 600 equivalent ADSs,

         o        your second option grant covering all 2,000 equivalent ADSs,

         o        your third option grant covering all 4,000 equivalent ADSs,

         o all remaining unexercised equivalent ADSs with respect to two of your three option grants , or

         o all remaining unexercised equivalent ADSs under all three of your option grants.

         If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of shares equal to the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the 1997 option scheme and to a new option agreement between you and us, and, if you are a U.K.-based employee, a joint election, in a form approved by the U.K. Inland Revenue, whereby you agree to accept the transfer of the whole of the National Insurance Liability related to the new option.

         We will notify you of any other material change in the information contained in this offer to exchange. Such notification may be made by written notice which may include notice by press release, interoffice memorandum or email.

         The term "expiration date" means 12:00 midnight, New York City time, on December 12, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See "The Offer - Extension of offer; termination; amendment" for a description of our rights to extend, delay, terminate and amend the offer.

         For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Extension of offer; termination; amendment.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in "The Offer - Conditions of the Offer" has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving written notice of such extension (including notice by interoffice memorandum or email) to the option holders or making a public announcement thereof.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange, regardless of whether or not any event listed in "The Offer - Conditions of the Offer" has occurred or is deemed by us to have occurred, by giving written notice (including by interoffice memorandum or email) of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the U.S. Securities Exchange Act, which requires that we must pay the compensation offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

         If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the U.S. Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.


Procedures for tendering options.

         Proper Tender of Options.

         To validly tender your options through the offer, you must, in accordance with the terms of the election form, properly complete, execute and deliver the election form (or a faxed copy of it) to either Trintech, Inc.,
Attention: Eugene Tighe, 2755 Campus Drive, Suite 220, San Mateo, California 94403 (fax # (650) 227-7100) or Trintech Group PLC, Attention: Valerie Ivers, Trintech Building, South County Business Park, Leopardstown, Dublin 18, Ireland (fax# 353-1-207-4300). All of the required documents must be received by us before the expiration date. Instructions on how to obtain information regarding your options, and how to complete and send your documents are attached to the election form.

         The delivery of all documents, including election forms and any notices to change election from accept to reject and any other required documents, is at your risk. If delivery is by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

         We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

         Our Acceptance Constitutes an Agreement.

         Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance for exchange of your options tendered by you through the offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options that have not been validly withdrawn two days after the expiration date.

Withdrawal Rights and Change of Election.

         You may only withdraw your tendered options or change your election in accordance with the provisions of this section.

         You may withdraw your tendered options at any time before 12:00 midnight, New York City time, on December 12, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, unless we previously accepted your tendered options for exchange, you may withdraw your tendered options at any time after January 11, 2002.

         To validly withdraw tendered options, you must deliver or fax to us at one of the addresses or fax numbers listed in "The Offer - Procedures for tendering options" a signed and dated notice to change election from accept to reject, with the required information, while you still have the right to withdraw the tendered options.

         To validly change your election regarding the tender of particular options, you must deliver to us at one of the addresses or fax numbers listed in "The Offer - Procedures for tendering options" a new election form (or a faxed copy of it), in accordance with the procedures set out in that section. If you deliver a new election form that is properly signed and dated, it will replace any previously submitted election form, which will be disregarded.

         Except as described in the following sentence, the notice to change election from accept to reject and any new or amended election form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by an attorney-in-fact, or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice to change election from accept to reject or any new or amended election form.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in "The Offer - Procedures for tendering options" and in the election form.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice to change election from accept to reject or any new or amended election form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices to change election from accept to reject and new or amended election forms. Our determination of these matters will be final and binding.

Acceptance of options for exchange and issuance of new options.

         Upon the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be December 14, 2001, and you will be granted new options on June 17, 2002. If we accept and cancel options properly tendered for exchange after December 14, 2001, the date on which the new options will be granted will be similarly delayed.

         Promptly after we accept and cancel options tendered for exchange, we will issue to you a promise to grant new options. The promise to grant new options will evidence our irrevocable commitment, subject to the terms of the offer, to grant to you, on a date no earlier than June 17, 2002, stock options covering the same number of shares as the options cancelled pursuant to this offer.

         If we accept options you tender in the offer, you will not be eligible for the grant of other options, such as annual, bonus or promotional options, until the grant date of your new options at the earliest. We will defer the grant to you of these other options to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. After the grant date of your new options, you will once again be eligible to receive other option grants.

         Your new options will entitle you to acquire the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of Trintech or one of our subsidiaries through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options which have been cancelled pursuant to this offer.

         We will not accept partial tenders of option grants. You may, however, tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to that option or none of those shares.

         If you decide to tender any of your option grants, you will be required to also tender all option grants that you received during the six month period prior to the cancellation of your tendered options. For example, if you received an option grant in June 2000 and a grant in August 2001 and you want to tender your June 2000 option grant, you would also be required to tender your August 2001 option grant. We currently expect to cancel all tendered options on December 14, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since June 13, 2001.

         For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release, interoffice memorandum or email. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn. We will send a promise to grant new options to each option holder from whom we accept properly tendered options.

Conditions of the offer.

         Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the U.S. Securities Exchange Act, if at any time on or after November 13, 2001, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

         o there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair (such as by increasing the accounting or other costs of the offer to Trintech) the contemplated benefits of the offer to Trintech, where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Trintech and to achieve high levels of performance (see "The Offer - Purpose of the Offer");

         o there shall have been any action threatened, pending or taken, or approval, exemption or consent withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or Trintech, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                           (i) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer,

                           (ii) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options,

                           (iii) materially impair (such as by increasing the accounting or other costs of the offer to Trintech) the contemplated benefits of the offer to Trintech, where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Trintech and to achieve high levels of performance (see "The Offer - Purpose of the Offer"), or

                           (iv) materially and adversely affect Trintech's business, condition, income, operations or prospects or materially impair the contemplated benefits (as described above) of the offer to Trintech;

         o there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

         o a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Trintech, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

         o any change or changes shall have occurred in Trintech's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Trintech or may materially impair (as described above) the contemplated benefits of the offer to Trintech.

The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

Effect of a Change of Control Prior to the Granting of New Options.

         If we are acquired or involved in a similar transaction before the new options are granted, we would require the surviving or acquiring corporation to inherit our obligation to grant new options. The promise to grant stock options which we will give you evidences this binding commitment, and we will require any successor to our company or the acquiror to be legally bound by that commitment. The new options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving or acquiring corporation. The exercise price would be equal to the fair market value of the surviving company's stock on the date of grant.

         You should be aware that these types of transactions could have a substantial effect on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if we were acquired by means of a merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

Terms of new options.

         Issuance of New Options

         The new options will be granted under our 1997 option scheme. The number of shares subject to the new options to be granted to each option holder will be equal to the number of unexercised shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding, unexercised options granted under the 1997 option scheme from eligible employees, subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 2,570,833 ordinary shares (5,141,666 equivalent ADSs). The shares issuable upon exercise of these new options would equal approximately 8% of the total number of our ordinary shares and equivalent ADSs outstanding as of November 9, 2001 and approximately 62% of the total options issued and outstanding under the 1997 option scheme.

         Terms of the New Options.

         The terms and conditions of the new options will be substantially the same as the terms and conditions of the options that are tendered for exchange, except for the following:

         o the grant date of the new option will be a date that is the first business day which is six months and one day after the date we cancel the option that is tendered for exchange,

         o the exercise price of the new option will be as described below (see "Exercise Price"),

         o        the term of the new option will be as described below (see
                  "Term"), and

         o the vesting schedule of the new option will be as described below (see "Vesting and Exercise").

A new option agreement, and, if applicable, a joint election in a form approved by the U.K. Inland Revenue, will be entered into between Trintech and each option holder who has tendered options in the offer for every new option granted. Because we will not grant the new options until six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options, including as a result of a significant corporate event. The following description summarizes the material terms of the 1997 option scheme and the options granted under it.

         General.

         The aggregate number of shares currently reserved for issuance through the exercise of options granted under our 1997 Option Scheme is 6,000,000 (12,000,000 equivalent ADSs), less the aggregate number of shares underlying options granted or rights acquired under our 1998 Trintech Group PLC Directors and Consultants Share Option Scheme (the "1998 Option Scheme"), 1999 Trintech Group Savings Related Share Option Plan (the "1999 Savings Scheme") and 1999 Trintech Group PLC U.S. Employee Share Purchase Plan (the "1999 U.S. Purchase Plan", and collectively with the 1998 Option Scheme, the 1999 Savings Scheme and the 1999 U.S. Purchase Plan, the "other incentive plans"). As of November 9, 2001, assuming no further options are granted or rights acquired under our other incentive plans, 534,201 ordinary shares (1,068,402 equivalent ADSs) are available for grant under our 1997 option scheme. Our 1997 option scheme permits the granting of options intended to qualify as incentive stock options under the U.S. Internal Revenue Code and options that do not qualify as incentive stock options, referred to as non-qualified stock options. The above numbers do not include options granted to eligible employees in the last six months that are required to be tendered if an eligible employee decides to tender any other options granted to him or her.

         Administration.

         Our 1997 option scheme is administered by our Board of Directors or a committee appointed by our Board of Directors (the "Committee"). Subject to the other provisions of the 1997 option scheme, the Committee has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

         Term.

         Options generally have a term of seven (7) years, however, the 1997 option scheme provides that in no event shall the term of any option granted under the 1997 option scheme be greater than ten (10) years.

         Termination.

         Generally, the option agreements will provide that your unvested options will terminate following the termination of your employment. In the event that the termination of your employment is by reason of normal retirement or early retirement due to health reasons or death, you, or your personal representatives, generally may exercise any vested, unexercised option held by you at the date of your death or employment termination within one year of your death or termination, as applicable. Upon your termination for any other reason, you will generally have 30 days following your termination to exercise your vested, unexercised options.

         The termination of your option under the circumstances specified in this section will result in the termination of your interests in our 1997 option scheme. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

         Exercise Price.

         The Committee determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per equivalent ADS will be equal to 100% of the fair market value of our ADSs on the date of grant, as determined by the closing price of our ADSs reported by the Nasdaq National Market on the last trading day before the date of grant.

         Vesting and Exercise.

         Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Committee. Options granted by us to employees other than California-based employees generally have a four year vesting period whereby 1/12 of the total shares subject to the option vest each quarter commencing on the first quarter following the first anniversary of the date of grant.

         Options granted by us to California-based employees generally have a four year vesting schedule whereby 25% of the shares subject to the option vest on the first anniversary of the date of grant and 1/16th of the of the shares subject to the option vest each quarter thereafter.

         Your new option will not retain the vesting schedule of the old option it replaces. Rather, the vesting schedule for each new option will depend on the grant date of the original option that the new option replaces. If the option you tendered for exchange was granted in or prior to calendar year 1999, your new option will vest 1/2 on the date of grant and 1/16th of the total shares subject to the option will vest each quarter thereafter. If the option you tendered for exchange was granted in calendar year 2000, your new option will vest 1/4 on the date of grant and 9.38% of the total shares subject to the option will vest each quarter thereafter. If the option you tendered for exchange was granted in calendar year 2001, your new option will vest 1/3 on the first anniversary of the date of grant and 1/12th of the total shares subject to the option will vest each quarter thereafter. For example:

         Example 1.
         ----------

         If Your Old Option Was Granted in or prior to 1999:
         ---------------------------------------------------

         Assume you tender an old option to acquire 1,200 equivalent ADSs that was granted on December 22, 1999 and is scheduled to vest 1/12th of the total shares each quarter commencing on the first quarter following the first anniversary of the date of grant:

         Old option (cancelled):
         -----------------------

                  Total number of equivalent ADSs: 1,200

                  Grant date: December 22, 1999

                  Old vesting schedule: 1/12th of the total shares vests each quarter beginning March 22, 2001

                  Total number of shares that would have vested on the expected grant date (June 17, 2002): 500 equivalent ADSs (5/12th of shares subject to the option)

                  Scheduled full vesting date of old option: December 22, 2003

         Your new option will vest as follows, assuming it is granted on June 17, 2002:

         New Option:
         -----------

                  Total number of equivalent ADSs: 1,200

                  Grant date: June 17, 2002

                  New vesting schedule:1/2 vest at June 17, 2002, and 1/16th of the total shares vest on each subsequent quarter thereafter

                  Total number of shares vested on the expected date of grant:
                  600 equivalent ADSs

                  Scheduled full vesting date of new option: June 17, 2004

         Example 2.
         ----------

         If Your Old Option Was Granted in 2000:
         ---------------------------------------

         Assume you tender an old option to acquire 3,600 equivalent ADSs that was granted on March 1, 2000 and is scheduled to vest 1/12th of the total shares each quarter commencing on the first quarter following the first anniversary of the date of grant:

         Old option (cancelled):
         -----------------------

                  Total number of equivalent ADSs: 3,600

                  Grant date: March 1, 2000

                  Old vesting schedule: 1/12th of the total shares vest each quarter beginning June 1, 2001

                  Total number of shares vested on the expected date of grant (June 17, 2002): 1,500 equivalent ADSs (5/12th of the shares subject to the option)

                  Scheduled full vesting date of old option: March 1, 2004

         The new option would vest as follows, assuming it is granted on June 17, 2002:

         New Option:
         -----------

                  Total number of equivalent ADSs: 3,600

                  Grant date: June 17, 2002

                  New vesting schedule:1/4vest at June 17, 2002. and 9.38% of the total shares vest each quarter thereafter.

                  Total number of shares vested on the expected date of grant:
                  900 equivalent ADSs

                  Scheduled full vesting date of new option: June 17, 2004

Example 3.
----------

         If Your Old Option Was Granted in 2001:
         ---------------------------------------

         Assume you tender an old option to acquire 4,200 equivalent ADSs that was granted on February 1, 2001 and is scheduled to vest 1/12th of the total shares each quarter commencing on the first quarter following the first anniversary of the date of grant:

         Old option (cancelled):
         -----------------------

                  Total number of equivalent ADSs: 4,200

                  Grant date: February 1, 2001

                  Old vesting schedule: 1/12th of the total shares vest each quarter beginning May 1, 2002

                  Total number of shares vested on the expected date of grant (June 17, 2002): 350 equivalent ADSs (1/12th of shares subject to the option)

                  Scheduled full vesting date of old option: May 1, 2005

         The new option would vest as follows, assuming it is granted on June 17, 2002:

         New Option:
         -----------

                  Total number of equivalent ADSs: 4,200

                  Grant date:  June 17, 2002

                  New vesting schedule: 1/3 vest at June 17, 2003, and 1/12th of the total shares subject to the options vest each quarter thereafter.

                  Total number of shares vested on the expected date of grant:
                  None.

                  Scheduled full vesting date of new option: June 17, 2005



         Payment of Exercise Price.

         Except as your option agreement otherwise provides, you may exercise your options, in whole or in part, by delivery of a written notice to us which is accompanied by payment in full of the exercise price. The 1997 option scheme specifically provides that the permissible methods of payment of the option exercise price may be made in one (or a combination) of the following forms:

         o        cash,

         o consideration received by Trintech under a cashless exercise program implemented by Trintech in connection with the 1997 option scheme, or

         o        any form of payment permitted by applicable laws.

         Adjustments Upon Certain Events.

         In the event of a subdivision of the outstanding shares, bonus or scrip issue, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the price of our shares, a combination or consolidation of the issued shares, a recapitalisation, a sale of all or a substantial part of our business, a spin-off or similar transaction, the Committee may make an appropriate adjustment to the exercise price of each option and the number of shares subject to each option.

         In the event of a merger, takeover or other reorganization, the Committee can cause any of the following to occur in respect of options which you hold at that time:


         o you may be required to exercise all or any portion of the shares (including by way of accelerating the vesting of your option) which remain unexercised and have the option terminate following the period the Committee gives you to exercise your option,

         o your options may be assumed by the successor corporation or replaced with substitute options of the successor corporation or its parent,

         o your options may continue in their current form following any such transaction, or

         o you may receive a cash payment equal to the difference between the fair market value of the consideration paid for one share of Trintech in the transaction over the exercise price for your option.

         In the event Trintech is the subject of an offer for its securities in which our Board of Directors does not recommend that its shareholders accept or that it does not otherwise agree to, then your options will vest in full. You will then have 90 days from the date any such offer becomes unconditional to exercise your option after which your option will terminate.

         In the event our shares are no longer quoted on any stock exchange or quotation system, our Board of Directors has the discretion to terminate all unexercised options in consideration of whatever amount or value our Board of Directors determines is appropriate.

         In the event there is a liquidation of Trintech, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. However, the Committee may, in advance of the liquidation, provide for the exercisability of any option.

         Termination of Employment.

         If, for any reason, you are not an employee of Trintech or one of our subsidiaries from the date you tender options through the date we grant the new options, you will not receive any new options or any other compensation in exchange for your tendered options that have been accepted for exchange. This means that if you resign, with or without good reason, die, we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and, because we will have cancelled the options that you tendered, we will not be able to return your old options to you.

         Transferability of Options.

         The new options may not be transferred, other than by will or the laws of intestate succession. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

         Registration of Option Shares.

         6,000,000 of our ordinary shares (12,000,000 equivalent ADSs) issuable upon exercise of options under our 1997 option scheme, less the aggregate number of shares underlying the number of options granted or rights acquired under our other incentive plans, have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted pursuant to the offer will be registered under the U.S. Securities Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws, subject to any other legal restrictions and any company insider trading policy.

         Our statements in this offer to exchange concerning our 1997 option scheme and the new options are merely summaries and do not purport to be complete. The statement are subject to, and are qualified in their entirety by reference to all provisions of our 1997 option scheme and the forms of option agreement under the scheme. Please contact us at Trintech, Inc., 2755 Campus Drive, Suite 220, San Mateo, California 94403 or at Trintech Group PLC, Trintech Building, South County Business Park, Leopardstown, Dublin 18, Ireland to receive a copy of our 1997 option scheme and the forms of option agreements under the scheme. We will promptly furnish you copies of these documents at our expense. In addition, you may obtain copies of these documents which are filed as exhibits to our Schedule TO on the SEC's Internet site at http://www.sec.gov.

Status of options acquired by us in the offer; accounting consequences of the offer.

         Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under our 1997 option scheme and our other incentive plans. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market, the Neuer Markt or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

         We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

         o we will not grant any new options until a business day that is six months and one day after the date that we accept and cancel options tendered for exchange, and

         o the exercise price of all new options will be equal to the market value of our shares on the date we grant the new options.

         If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for U.S. financial reporting purposes to treat the new options as variable awards. This means that we would be required to record any net increase in our share price compared to the fair market value of the shares at the date of grant as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares (and therefore the greater the difference between the fair market value of the shares and the exercise price of your option), the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and one day, we believe we will not have to treat the new options as variable awards.

                       LEGAL MATTERS; REGULATORY APPROVALS

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated in this offer to exchange. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described under the caption "The Offer - Conditions of the offer".

         If we are prohibited by applicable laws or regulations from granting new options on the day that is six months and one day from the date that we cancel the options accepted for exchange, on which date we currently expect to grant the new options, we will not grant any new options. Such a prohibition could result from changes in U.S. Securities and Exchange Commission, rules, regulations or policies, Nasdaq listing requirements, Neuer Markt rules, regulations or policies or Irish U.S. or other foreign laws applicable to Trintech, our subsidiaries or any of our respective eligible employees. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.


                                    TAXATION

Material U.S. Federal Income Tax Consequences.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are an eligible employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social security contribution consequences of the offer under the laws of the country in which you live and work.

         Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the offer.

         Incentive Stock Options.

         If your cancelled option was an incentive stock option, your new option will be an incentive stock option (ISO), but only to the extent that it qualifies under the Internal Revenue Code of 1986, as amended. One requirement for options to qualify as incentive stock options is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed U.S.$100,000, as determined using the option exercise price. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options.

         In general, an option holder will not realize taxable income upon the exercise of an ISO. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. If an option holder sells the option shares acquired upon exercise of an incentive stock option in a qualifying disposition, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. The disposition of the option shares is qualifying if it is made:

         o more than two years after the date the incentive stock option was granted, and

         o more than one year after the date the incentive stock option was exercised.

         If you are a U.S. tax resident or otherwise subject to U.S. tax regulation, you should note that there is a risk that any incentive stock option you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock option (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program.

         However, the IRS may characterize the option exchange program as a "modification" of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the incentive stock option that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option.

         Non-Qualified Stock Options.

         Under current law, an option holder will not realize taxable income upon the grant of a non-qualified stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

         We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Offer.

Material Tax Consequences for Non-U.S.-Based Employees.

         The following are general summaries of the tax consequences of the cancellation of existing options and grant of new options under the offer for eligible employees who are tax residents (or otherwise subject to the tax laws) of Germany, Ireland or the United Kingdom. This discussion is based on tax law in these respective countries as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. It is merely intended to alert you to some of the tax information you may want to consider in making your decision. Please note that tax laws change frequently and vary with your individual circumstances.

         We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

         Eligible Employees Who Are Subjectto the Tax Laws of Germany.

         You will not be subject to tax when the new options are granted to you. Generally, you will recognize income at the time of exercise. The amount subject to tax will be the difference between the fair market value of the underlying shares at the time of exercise and the exercise price. This amount will be taxed at the same rate as compensation income. Social taxes are also due if your income has not already reached certain limits.

         You will not be subject to tax on any additional gain when you sell your shares provided that:

         o        you have held the shares for more than 12 months;

         o you have not, during the last five years, held 1% or more of the stated capital of Trintech; and

         o        the shares are not held as a business asset.

         We do not believe that you will be subject to any additional tax liability as a consequence of participating in this Offer.

         Eligible Employees Who Are Subject to the Tax Laws of Ireland.

         For eligible non-U.S. employees subject to the tax laws of Ireland, liability to tax is determined by the residence position of the individual at the time the option is granted, even where tax only becomes payable on the exercise of the option. If you were non-resident for Irish tax purposes at the date of grant of the original option but are Irish resident at the date of grant of the new option, a liability to tax will crystallize when you exercise your option. Subject to the above, we do not believe that the cancellation of the old options and the grant of the new options shall give rise to a taxable event. When you exercise your option, however, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price at your marginal rate of tax. You will not be obliged to pay related social insurance. You may elect to defer this tax payable until the earlier of 31st October in the year of assessment following the year of assessment in which the relevant shares are sold or 31st October in the year of assessment 7 years after you exercised your option.

         If you wish to defer the tax payable you must make an election to your tax inspector before 31st October in the year of assessment following the year in which you exercise your option.

         When you sell your shares you will be charged capital gains tax on the difference between the sale proceeds and the fair market value at the date of exercise. Incidental expenses of purchase and sale may also be deducted. Capital gains tax is currently chargeable at 20%. You may be entitled to a small gains exemption of IR(pound)1000 (IR(pound)740 for the current short tax year 6th April, 2001 to 31st December, 2001). Indexation will also apply where shares are held for more than one year.

         Eligible Employees Who Are Subject to the Tax Laws of the United
Kingdom.

         In accordance with U.K. tax legislation, employers and employees are required to pay National Insurance Contributions ("NICs") based on the employee's earnings, including the "spread" between the fair market value on the date of exercise and the exercise price of options granted to employees after April 5, 1999. New legislation has been enacted which allows an employer to transfer the employer's NIC liability to employees in connection with the exercise, assignment or release of options by entering into an agreement with each employee providing that the employee will meet the employer's NIC liability in such circumstances.

         If you choose to exchange your old options for new options, as a condition of accepting any options tendered by U.K. employees for cancellation, Trintech and its subsidiaries will require that you agree to bear the employer's NIC liability on exercise of your new options and to enter into a joint election to be submitted to the U.K. Inland Revenue for approval which will provide that you will pay any employer's NIC liability arising on the exercise of the new options which may be granted to you. You may wish to take this into consideration when deciding whether to tender existing options. You will be entitled to at least partially deduct the NIC payments you make for the purposes of calculating the amount of the gain subject to income tax on the exercise of the new options.

         All of your new options will be granted through an unapproved share scheme. You will not be subject to tax when the new unapproved option is granted. You will be subject to income tax when you exercise the option on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will also be liable to pay the employee's NICs on the proceeds at exercise if your earnings do not already exceed the maximum limit for employee's NIC purposes -- (pound)575 per week for the U.K. tax year April 6, 2001 to April 5, 2002.

         As noted above, you will also be responsible for paying the employer's portion of the NICs on the proceeds at exercise at a current rate of 11.9% on the taxable amount. You will be entitled to income tax relief with respect to the employer's NIC that you pay on exercise.

         When you sell your shares, you will be subject to capital gains tax. The tax is due on any increase in the value of the stock between the date on which you exercised your options and the sale proceeds realized when you sell the shares. Any capital gains tax you may owe is subject to an annual personal exemption (currently (pound)7,500 for the U.K. tax year April 6, 2001 to April 5, 2002) and to taper relief calculated in reference to the period of time during which you held the shares.

                         INFORMATION CONCERNING TRINTECH

Our Company.

         We are a leading provider of secure e-payment infrastructure solutions for payment card transactions. We develop, market and sell a comprehensive suite of software and electronic PoS systems that enable card-based electronic payments in the physical world and over the Internet. We offer vendor-neutral, open software solutions that provide a highly secure e-payment solution for our customers. Our customers include banks, card associations, financial transaction processors and Internet service providers in major markets including Germany, the United States, Scandinavia, the United Kingdom and South America. Through our portfolio of feature-rich software products and electronic PoS systems, we offer solutions for each of the parties to an e-payment transaction--the bank or other financial transaction processor, the merchant and the cardholder. Our comprehensive suite of software and electronic PoS system products enables secure end-to-end payment solutions to automate the entire e-payment transaction process.

         We were incorporated as a limited liability company under the laws of the Republic of Ireland in 1987. On August 23, 1999, our shareholders resolved by special resolution to re-register us as a public limited company. Our registered office and principal place of business is Trintech Building, South County Business Park, Leopardstown, Dublin 18, Ireland. Our telephone number at that address is +353 1 2074000. The principal place of business in the United States of our wholly-owned subsidiary, Trintech Inc., is 2755 Campus Drive, Suite 220, San Mateo, CA 94403, and our telephone number in the United States is
(650) 227-7000.

Financial Information.

         The following selected consolidated statement of operations data for the years ended January 31, 2000 and 2001 and the consolidated balance sheet data at January 31, 2000 and 2001 are derived from our consolidated financial statements included in our annual report on Form 20-F for the fiscal year ended January 31, 2001. The selected consolidated statement of operations data for the six months ended July 31, 2000 and July 31, 2001 and the consolidated balance sheet data at July 31, 2001, which are included in our quarterly report filed on Form 6-K for the quarter ended July 31, 2001 are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our financial statements and related notes.

                                                                  Fiscal Year Ended              Six Months Ended,
                                                                    January 31,                       July 31,
                                                                    ------------                      --------
                                                                2000           2001             2000            2001
                                                                ----           ----             ----            ----
                                                              (in thousands of U.S. dollars, except share and per share data)
Consolidated Statement of Operations Data:
Revenue:
     Product .............................................   $   18,457      $     22,288   $     9,476       $   12,492
     License .............................................        9,158            20,612         8,454           15,978
     Service .............................................        2,629             6,140         1,543            6,933
                                                             ----------      ------------   -----------       ----------
         Total revenue ...................................       30,244            49,040        19,473           35,403
                                                             ----------      ------------   -----------       ----------
Cost of revenue:
     Product .............................................       12,034            15,110         6,305            9,000
     License .............................................        2,981             6,718         2,511            5,202
     Service .............................................        2,242             4,787         1,330            5,146
                                                             ----------      ------------   -----------       ----------
         Total cost of revenue ...........................       17,257            26,615        10,146           19,348
                                                             ----------      ------------   -----------       ----------
     Gross margin ........................................       12,987            22,425         9,327           16,055
Operating expenses:
     Research and development ............................        8,892            19,601         8,366           11,661
     Sales and marketing .................................        8,849            16,955         7,321           10,869
     General and administrative ..........................        7,336            12,485         4,980            9,389
     Restructuring charge ................................           --                --            --            2,500
     Amortization of goodwill ............................           --             6,330            --           13,782
     Amortization of purchased intangible assets .........           --               671            --            1,909
     Stock compensation ..................................        2,068             5,279         2,929              767
                                                             ----------      ------------   -----------       ----------
         Total operating expenses ........................       27,145            61,321        23,596           50,877
                                                             ----------      ------------   -----------       ----------
Income (loss) from operations ............................      (14,158)          (38,896)      (14,269)         (34,822)
     Interest income, net                                         1,208             6,855         2,974            1,992
     Exchange gain (loss), net ...........................          842              (149)         (200)             191
                                                             ----------      ------------   ------------      ----------
Income (loss) before provision for income taxes ..........      (12,108)          (32,190)      (11,495)         (32,639)
     Provision for income tax ............................           (3)             (382)           (2)             (32)
                                                             ----------      ------------   -----------       -----------
Net income (loss) ........................................   $  (12,111)     $    (32,572)  $   (11,497)         (32,671)
                                                             ==========      ============   ===========     ============


Basic and diluted net income (loss) per Ordinary Share ...   $    (0.63)     $      (1.18)  $     (0.43)    $      (1.08)
                                                             ===========     ============   ===========     ============
Shares used in computing basic and diluted net income
(loss) per Ordinary Share ................................   19,309,964        27,704,705    26,451,760       30,223,081
                                                             ==========      ============ ==============    ============

Basic and diluted net income (loss) per equivalent ADS ...   $    (0.31)     $      (0.59)  $     (0.22)    $      (0.54)
                                                             ===========     ============   ============    ============
   Book value per share...................................                                                  $       5.15
                                                                                                            ============

                               TRINTECH GROUP PLC
                      CONDENSED CONSOLIDATED BALANCE SHEETS
          (U.S. dollars in thousands, except share and per share data)


                                                                     Fiscal Year Ended            Six Months
                                                                        January 31,             Ended, July 31,
                                                                  ----------------------       ----------------
                                                                   2000            2001             2001
                                                                  --------     ---------       ----------------
  ASSETS
  Current assets:
  Cash and cash equivalents .................................   $  10,862         $14,038           $ 13,107
  Restricted cash ...........................................          --           3,622              3,869
  Marketable securities .....................................      48,830          87,388             64,635
  Accounts receivable, net of allowance for doubtful
     accounts of $330, $1,327 and $1,184 respectively .......       7,799          19,061             18,667
  Inventories ...............................................         840           1,624              2,824
  Value added taxes .........................................         192             290                298
  Prepaid expenses and other assets .........................       1,332           5,427              4,726
                                                                ---------         -------           --------
       Total current assets .................................      69,855         131,450            108,126
  Property and equipment, net                                       3,190           6,718              7,360
  Other non-current assets ..................................          --          22,522             18,465
  Goodwill, net of accumulated amortization of $6,330
     at January 31, 2001 and $13,160 at July 31, 2001 .......          --          75,774             63,554

  Other assets--software development costs ..................       1,250              --                 --
                                                                ---------         -------           ---------

       Total assets .........................................   $  74,295        $236,464           $197,505
                                                                =========         ========          ========

  LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:

  Accounts payable ..........................................   $   4,082         $12,686           $  6,898
  Accrued payroll and related expenses ......................         871           2,326              2,973
  Other accrued liabilities .................................       2,677          17,565             18,307
  Value added taxes .........................................         460           1,129                895
  Warranty reserve ..........................................         556             521                479
  Deferred revenue ..........................................       3,406          11,440              8,448
                                                                ---------         -------           --------

       Total current liabilities ............................      12,052          45,667             38,000
                                                                ---------         -------           --------

  Non-current liabilities

  Capital lease due after more than one year ................         409             789                446
  Government grants repayable and related loans .............         718             898                628

  Deferred consideration ....................................          --           1,750              1,750
                                                                ---------           -----           --------

       Total non-current liabilities ........................       1,127           3,437              2,824
                                                                ---------         -------           --------

  Series B preference shares, $0.0027 par value
     10,000,000 authorized; None issued and
     outstanding ............................................          --              --                 --
  Shareholders' equity:
  Ordinary Shares, $0.0027 par value: 100,000,000
     shares authorized; 25,140,722, 30,030,725 and 30,399,664
     shares issued and outstanding at January 31, 2000,
     January 31, 2001 and July 31, 2001 respectively ........          71              81                 82
  Additional paid-in capital ................................      84,286         242,474            244,057
  Accumulated deficit .......................................     (21,585)        (54,157)           (86,828)
  Deferred stock compensation ...............................          --            (246)              (194)
  Accumulated other comprehensive loss ......................      (1,656)           (792)              (436)
                                                                ---------         -------           --------

       Total shareholders' equity ...........................      61,116         187,360            156,681
                                                                ---------         -------           --------

       Total liabilities and shareholders' equity ...........   $  74,295        $236,464           $197,505
                                                                =========        ========           ========

         The financial information included in our Annual Report on Form 20-F for the fiscal year ended January 31, 2001 on pages F-1 to F-30 and in our quarterly report filed on Form 6-K for the fiscal quarter ended July 31, 2001 on pages to 3 to 9 is incorporated herein by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under "Additional Information."

Price range of shares underlying the options.

         The ordinary shares underlying your options are represented by ADSs. Each ADS represents one-half (1/2) of one ordinary share, after taking into account a two-for-one ADS stock split effected on March 21, 2000. The ADSs are represented by American Depositary Receipts, or ADRs, which are issued by the Bank of New York, as Depositary. Currently, our ADSs are listed and principally traded in the United States on the Nasdaq National Market under the symbol "TTPA," where the prices are expressed in U.S. dollars, and on the Neuer Markt segment of the Frankfurt Stock Exchange in Germany under the symbol "TTP."

         The following table shows, for the periods indicated, the high and low sales prices per share of our ADSs as reported by the Nasdaq National Market and the Neuer Markt, each as adjusted for stock dividends and stock splits.


                                                                    Nasdaq                       Neuer Markt
                                                                                                    (Xetra)

                                                              High US$        Low US$           High (Euro)    Low (Euro)
                                                              --------        -------           ----           ---
2001
         November 1 to 12, 2001 ..............................   1.95           1.75            2.30           1.92
         Quarter ended October 31, 2001 ......................   2.31           1.11            2.47           1.21
         Quarter ended July 31, 2001 .........................   3.00           1.85            3.79           2.05
         Quarter ended April 30, 2001 ........................   9.00           1.69            9.60           1.90

2000

         Quarter ended January 31, 2001 ......................  12.63           6.38           15.72           6.95
         Quarter ended October 31, 2000 ......................  32.00           9.50           39.40           6.95
         Quarter ended July 31, 2000 .........................  29.00          14.25           33.00          16.80
         Quarter ended April 30, 2000 ........................  75.44          23.44           79.50          26.50

1999

         Quarter ended January 31, 2000 ......................  34.00           8.63           34.98           8.00
         Quarter ended October 31, 1999 (commencing
         September 24, 1999) .................................   9.06           6.00            8.75           5.70


         As of November 12, 2001, the last reported sale price during regular trading hours of our ADSs, as reported (i) by the Nasdaq National Market, was $1.80 per ADS and (ii) on the Neuer Markt, was (euro) 2.07 per ADS.


         We recommend that you evaluate current market quotes for our ADSs before deciding whether or not to renounce your right to the benefit of your options.

Interests of directors and officers; transactions and arrangements concerning the options.

         A list of our directors, members of our Advisory Board and our executive officers is set out in the table below. As of November 12, 2001, our executive officers and non-employee directors (ten (10) persons) as a group owned options outstanding under our 1997 option scheme to acquire up to 1,492,092 ordinary shares (2,984,184 equivalent ADSs), which represented approximately 36% of the shares subject to all options outstanding under 1997 option scheme as of that date.

         Options to purchase our shares owned by directors, executive officers, members of our advisory board and affiliates are not eligible to be tendered in the offer and, therefore, will not be tendered for exchange.

         The following table sets forth information, as of November 12, 2001, with respect to the ownership of options to purchase ordinary shares (or equivalent ADSs) by each director, each executive officer and each member of our advisory board. The percentages in the table below are based on a total of outstanding options under the 1997 option scheme to purchase 4,150,612 ordinary shares (8,301,224 equivalent ADSs) as of November 9, 2001.


                                                                                      % of total       Options
                                                                                      options          Outstanding
                                                                                      (1997 option     (1997 option
Name                          Position and Offices Held                               scheme)          scheme)
John F. McGuire               Chief Executive Officer and Director                    1.41%            116,667
                                                                                                       (equivalent ADSs)

Cyril P. McGuire              Executive Chairman and Director                         1.41%            116,667
                                                                                                       (equivalent ADSs)

Kevin C. Shea                 Chief Strategy Officer and Director                     9.88%            820,000
                                                                                                       (equivalent ADSs)

R. Paul Byrne                 Chief Financial Officer and Director                    7.92%            657,850
                                                                                                       (equivalent ADSs)

Edmund Jensen                 Director and Member of Advisory Board                   None             None

Robert M. Wadsworth           Director                                                None             None

Trevor D. Sullivan            Director                                                None             None

George L. Burne               Vice President, Technology                              3.49%            290,000
                                                                                                       (equivalent ADSs)

John Harte                    Executive Vice President, Sales and Marketing           8.43%            700,000
                                                                                                       (equivalent ADSs)

Donald Marcotte               Vice President, Sales                                   3.41%            283,000
                                                                                                       (equivalent ADSs)

Magdelena Yesil               Member of Advisory Board                                None             None

Robert Schneider              Member of Advisory Board                                None             None

Patrick Byrne                 Member of Advisory Board                                None             None

Dennis Goggins                Member of Advisory Board                                None             None


         The address of each director and executive officer is: c/o Trintech Inc. 2755 Campus Drive, Suite 220, San Mateo, CA 94304.

         In the sixty (60) days prior to and including November 13, 2001, the executive officers, directors, affiliates or subsidiaries of Trintech had the following transactions in Trintech's securities:

         o On October 16, 2001, we granted an option to purchase 290,890 equivalent ADSs to R. Paul Byrne, our Chief Financial Officer. The exercise price of this option is $1.70 per equivalent ADS.

         o On October 16, 2001, we granted an option to purchase 250,000 equivalent ADSs to John Harte, our Executive Vice President, Sales and Marketing. The exercise price of this option is $1.70 per equivalent ADS.

         o On October 16, 2001, we granted an option to purchase 50,200 equivalent ADSs to George L. Burne, our Vice President, Technology. The exercise price of this option is $1.70 per equivalent ADS.

         Except as otherwise described above, there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to and including November 13, 2001 by Trintech or, to our knowledge, by any executive officer, director, affiliates or subsidiaries of Trintech.

                             ADDITIONAL INFORMATION

         This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

         1. Trintech's annual report on Form 20-F for our fiscal year ended January 31, 2001, filed with the SEC on May 17, 2001,

         2. the description of our ordinary shares as contained in our Registration Statement on Form 8-A, filed with the SEC on September 30, 1999,

         3. Trintech's quarterly report filed on Form 6-K for the quarter ended April 30, 2001, filed with the SEC on June 14, 2001, or

         4. Trintech's quarterly report filed on Form 6-K for the quarter ended July 31, 2001, filed with the SEC on September 14, 2001.

         These filings, our other annual, quarterly and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.      7 World Trade Center         500 West Madison Street
      Room 1024                   Suite 1300                    Suite 1400
Washington, D.C. 20549      New York, New York 10048     Chicago, Illinois 60661


         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our ordinary shares are currently traded in the United States in the form of ADSs evidenced by ADRs. Each ADS represents one-half (1/2) of one ordinary share, after taking into account a two-for-one ADS stock split effected on March 21, 2000. Our ADSs are quoted on the Nasdaq National Market under the symbol "TTPA" and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Trintech, Inc., 2755 Campus Drive, Suite 220, San Mateo, California 94403 or at Trintech Group PLC, Trintech Building, South County Business Park, Leopardstown, Dublin 18, Ireland, or telephoning us at 353-1-207-4000 in Ireland or at 650-227-7000 in the United States.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

         The information contained in this offer to exchange about Trintech should be read together with the information contained in the documents to which we have referred you.

                                  MISCELLANEOUS

         This offer to exchange and our SEC reports referred to above include "forward-looking statements." When used in this offer to exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Trintech or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our Annual Report on Form 20-F for the fiscal year ended January 31, 2001 and our quarterly report filed on Form 6-K for the quarter ended July 31, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

         o our recent emphasis on e-commerce software for Internet payment transactions, an area in which we have limited experience,

         o our failure to achieve or achieving more slowly than anticipated, broad market acceptance of the standards for e-commerce payment transactions that we support,

         o our need to effectively respond to future changes in the rapidly developing markets in which we sell our software products,

         o the failure of the market for e-payment solutions for mobile and wireless e-commerce to develop and, if it does develop, our inability to be able to develop products that successfully compete in this market, either of which would significantly impact our financial results and prospects,

         o our dependence on sales of our electronic point-of-sale systems for payment card transactions for a substantial portion of our total revenue,

         o the potential for the average selling prices for electronic PoS system products to continue to decline, adversely affecting our results of operations, particularly our revenue and operating and net income,

         o        our expectation of continued losses,

         o our business being subject to currency fluctuations that can adversely affect our operating results,

         o our quarterly operating results being difficult to predict because they can fluctuate significantly,

         o our business and financial performance being damaged by adverse financial conditions affecting our target customers or by a general weakening of the economy or by the recent escalation of hostilities between the United States and certain countries and persons related to terrorist events including the events that took place on September 11, 2001,

         o our reliance on a limited number of customers for a significant amount of our revenue,

         o our reliance on strategic relationships that may not continue in the future,

         o our failure to adequately integrate acquired products, technologies or businesses,

         o        our inability to expand our direct sales force,

         o our growth being limited if we fail to build an indirect sales channel,

         o increased competition that may result in decreased demand for our products and services, which may result in reduced revenues and gross margins and loss of market share,

         o our dependence on a few key personnel to manage and operate us,

         o difficulties in attracting and retaining highly skilled personnel with experience in the e-payment and banking industries,

         o our reliance on third parties to manufacture our electronic PoS system products involves risks, including, in particular, reduced control over the manufacturing process and product quality,

         o our inability to timely respond to rapid technological changes that impact our business,

         o        our inability to protect our proprietary rights,

         o claims that we infringe a third party's intellectual property rights, which could result in costly litigation or require us to reengineer or cease sales of our products,

         o our industry and our customers' industry being subject to government regulations that could limit our ability to market our products,

         o        rapid growth that could strain our personnel and systems,

         o our share price being subject to extreme price fluctuations and the holders of our ADSs having difficulty trading their shares,

         o the rights of shareholders in Irish corporations may be more limited than the rights of shareholders in United States and German corporations,

         o our three largest shareholders having the ability to significantly influence or control corporate actions, which limits the ability of the holders of our ADSs to influence or control corporate actions,

         o our corporate tax rate increasing, which could adversely impact our cash flow, financial condition and results of operations,

         o the German takeover code, our articles of association and Irish law may make an acquisition of us more difficult, which could affect the trading price of our ADSs,

         o new versions and releases of our products containing errors or defects,

         o potential product liability claims and third party liability claims related to our products and services,

         o our potential need, in the future, to raise additional capital in order to remain competitive in the e-payment industry,

         o our dependence on increasing use of the Internet and on the growth of electronic commerce. If the use of the Internet and electronic commerce do not grow as anticipated, our business will be seriously harmed,

         o demand and market acceptance for recently introduced services and products over the Internet and wireless networks being subject to a high level of uncertainty, and the existence of few proven services and products,

         o we are subject to a pending legal proceeding and may become subject to additional proceedings and adverse determinations in these proceedings could harm our business,

         o demand for our products and services may be especially susceptible to adverse economic conditions, or

         o our California operations being adversely affected by a statewide electricity shortage. We maintain an office in San Mateo, California.


         We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         We have not authorized any person to make any recommendation on our behalf as to whether you should tender or not tender your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document, the email to eligible employees, the election form, the notice to change election from accept to reject and the promise to grant new options. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

November 13, 2001                                             Trintech Group PLC